Exhibit 10.17

INDIVIDUAL CONTRIBUTION AND EXCHANGE AGREEMENT

This INDIVIDUAL CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is made as of February 5, 2025, by and among Western Acquisition Ventures Corp., a Delaware corporation (“Old Western”), and the undersigned stakeholder of Cycurion, Inc., a Delaware corporation (“Old Cycurion”), who is a signatory hereto (the “Stakeholder”. Old Western and the Stakeholder are collectively referred to herein as the “Parties.”

WHEREAS, Old Western, Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Old Western (“Merger Sub”), and Old Cycurion are parties to that certain Second Amended and Restated Agreement and Plan of Merger, dated as of the Closing (as that term is defined in the Business Combination Agreement) (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into Old Cycurion with Old Cycurion surviving the merger as a wholly-owned subsidiary of Old Western, which will then be renamed “Cycurion, Inc.” (the transactions contemplated by the Business Combination Agreement and such renaming, the “Business Combination”);

WHEREAS, the Stakeholder owns certain equity, debt, warrants, options, and/or restricted stock units of Old Cycurion (collectively, the “Old Cycurion Interests”), the Old Cycurion Interest as set forth on Exhibit A;

WHEREAS, the Stakeholder desires to contribute to Old Western, and Old Western desires to accept from the Stakeholder, all right, title, and interest in and to the Old Cycurion Interests held by the Stakeholder, and, in connection therewith, Old Western desires to issue to the Stakeholder, and the Stakeholder desires to accept from Old Western, certain debt and equity interests and warrants of Old Western, as applicable (the “New Western Interests”), of the type and in the amounts set forth on Exhibit A (all of which transactions being referenced as the “Exchange”) as and at the Closing.

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Authorization of the New Western Interests and Exchange of the Old Cycurion Interests therefor.

(a)	Authorization of the New Western Interests. Old Western shall authorize the issuance or grant, as applicable, of the New Western Interests to the Stakeholder, which New Western Interests shall have, as applicable, (i) (A) the attributes of shares of common stock or (B) the rights, privileges, and preferences of the indicated series of preferred stock, each as set forth in Old Western’s (or New Cycurion’s) governing documents that are operative from and after the Closing (the “New Governing Documents”) or (ii) the attributes and rights of warrants, options, or restricted stock units, each as set forth in the relevant grant documents or plan documents under which the same shall be governed.

(b)	The Exchange. At the Closing, the Parties shall consummate the Exchange, pursuant to which the Stakeholder shall contribute to Old Western all of the Stakeholder’s right, title, and interest in and to the Old Cycurion Interests, free and clear of any and all liens, restrictions, and encumbrances, other than those imposed by or arising out of state or federal securities laws, and Old Western shall issue or grant, as applicable, to the Stakeholder the New Western Interests, free and clear of any and all liens, restrictions, and encumbrances, other than those contractually imposed, e.g., leak-out agreements or lock-up agreements, or otherwise imposed by or arising out of state or federal securities laws.

(c)	The Closing. The consummation of the transactions contemplated by this Agreement shall be deemed to take place concurrently with the Closing. As of the Closing, Old Western (or New Cycurion) shall record the issuance or grant of the New Western Interests to the Stakeholder in its books and records without the requirement of any further action by Old Cycurion or the Stakeholder.

2.     Representations, Warranties, and Covenants of Old Western. Old Western represents, warrants, and covenants to the Stakeholder as follows:

(a)	Authority. Old Western is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Old Western has the requisite power and authority to execute and deliver this Agreement, and to perform each of its obligations hereunder.

(b)	Authorization; Execution and Delivery; Enforceability. Old Western has taken all action necessary to authorize the execution and delivery by Old Western of this Agreement and, as of the Closing, to perform each of its obligations hereunder. This Agreement has been duly executed and delivered by Old Western and constitutes a valid and binding obligation of Old Western, enforceable against Old Western in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Old Western is subject, (b) violate any order, judgment, or decree applicable to Old Western, or (c) conflict with or result in a breach or default under any term or condition of its constating documents in effect as of the date hereof or the applicable Governing Documents in effect from and after the Closing or of any other agreement or other instrument to which Old Western is or may become a party or by which it is or may become bound. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of Old Western is required in connection with the consummation of the transactions contemplated by this Agreement, except for such filings required pursuant to applicable federal and state securities laws and the filing by Old Western (or New Cycurion) of the Governing Documents with the Secretary of State of the State of Delaware.

3.     Representations, Warranties, and Covenants of the Stakeholder. The Stakeholder represents, warrants, and covenants to Old Western as follows:

(a)	Authority. The Stakeholder, if an entity, is an entity duly organized and validly existing and in good standing under the laws of its state of domicile. The Stakeholder has the requisite entity or individual power and authority and full legal capacity to execute, deliver, and consummate the transactions contemplated by, and to perform each of the Stakeholder’s obligations hereunder.

(b)	Enforceability. The Stakeholder, if an entity, has taken all action necessary to authorize the execution and delivery by the Stakeholder of this Agreement and, as of the Closing, to perform each of its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stakeholder and constitutes a valid and binding obligation of the Stakeholder, enforceable against the Stakeholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not with or without the giving of notice or the lapse of time or both (a) violate any provision of law, statute, rule or regulation to which the Stakeholder is subject, (b) violate any order, judgment or decree applicable to the Stakeholder, or (c) conflict with or result in a breach or default under any term or condition of its constating documents, if relevant, or of any other agreement or other instrument to which the Stakeholder is or may become a party or by which the Stakeholder is or may become bound.

4.      Investment Representations and Warranties. Each Stakeholder, severally but not jointly, represents and warrants to Old Western as follows:

(a)	The Stakeholder agrees that the New Western Interests will be subject to the terms and conditions of the Governing Documents and acknowledges and agrees that it has been provided with copies of, and is familiar with the terms and conditions, of the Governing Documents and, if applicable, copies of the warrants, options, or restricted stock units and the relevant grant documents or plan documents under which the same shall be governed.

(b)	The Stakeholder holds of record and has good and valid title to all of the Old Cycurion Interests, free and clear of any and all liens, restrictions, and encumbrances other than those imposed by or arising out of state or federal securities laws.

(c)	By execution and delivery of this Agreement, the Stakeholder acknowledges that Old Western and its affiliates are relying upon the accuracy and completeness of the representations, warranties, and covenants contained herein in complying with its obligations under the Business Combination Agreement and applicable federal and state securities laws.

5.     Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns.

6.     Third-Party Beneficiaries. No provision of this Agreement shall be deemed to create any third-party beneficiary rights in any person other than an affiliate of a Party.

7.     Governing Law. All issues and questions concerning the construction, validity, interpretation, and enforceability of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.     Jurisdiction and Venue. Each Party agrees that any controversy arising under or in relation to this Agreement shall be litigated exclusively in the State of Delaware. The state and federal courts and authorities sitting in the City of Dover, Kent County, Delaware shall have exclusive jurisdiction over all controversies that shall arise under or in relation to this Agreement and the transactions contemplated hereby. Each Party irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence, or otherwise.

9.     Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or other similar methods of electronic transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

10.   Entire Agreement. This Agreement embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

11.   Amendment. This Agreement may not be altered, modified, or amended except by a written instrument signed by each of the Parties to be bound thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this INDIVIDUAL CONTRIBUTION AND EXCHANGE AGREEMENT as of the date first written above.

OLD WESTERN

Western Acquisition Ventures Corp.

By:
James P. McCormick
Chief Financial Officer

[Stakeholder’s signature is on the following page]

Stakeholder

[ Entity]

By:
[Name]
[Title]

Exhibit A